EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

NOVARTIS PHARMA AG

AND

MERUS LABS LUXCO SARL

Annex 1	Trademarks
Annex 2	Patents
Annex 3	Marketing Authorizations
Annex 4	Drug Substance
Annex 5	Disclosures (by Novartis)
Annex 6	Third Party Agreements
Annex 7	Template of Pharmacovigilance Agreement

Annex 8	Territory
Annex 9	Novartis Policies (NP4, CC3)
Annex 10	Data Room List
Annex 11	Press Release at Closing
Annex 12	Template TM Assignment Document
Annex 13	Template Patent Assignment Document
Annex 14	Template Domain Name Assignment Document
Annex 15	Redacted Version of the Asset Purchase Agreement

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is made as of this 11th day of July, 2012 (“Closing Date”), by and between Novartis Pharma AG a company organized under the laws of Switzerland and located at Lichtstrasse 35, 4056 Basel, Switzerland (referred to as “Novartis”), and Merus Labs Luxco SARL, a company organized under the laws of Luxembourg (“Purchaser”), located at 208, Val des Bons Malades, Luxembourg L-2121, The Grand Duchy of Luxembourg. Novartis and Purchaser are each referred to individually as a “Party” and together as the “Parties.”

RECITALS

              WHEREAS, Novartis and its Affiliates (as defined below) acquired rights in the Product from *** pursuant to the Restated Asset Purchase Agreement entered into between *** and Novartis International Pharmaceuticals Ltd. and Novartis Pharma AG dated 17 March 2003;

              WHEREAS Novartis and its Affiliates further developed and sell, market, distribute, manufacture and commercialize, by themselves or through third parties, the Product (as defined below) and the Drug Substance (as defined below) in certain countries;

              WHEREAS, Novartis desires to sell, transfer, and convey to Purchaser, and the Purchaser desires to purchase from Novartis, the Transferred Assets (as defined below) relating to the Product (other than the Excluded Assets) in the Territory (as defined below), while Novartis and/or other Third Parties (as applicable) retain the rights to the Drug Substance and the Product outside the Territory, all upon the terms and subject to the conditions hereinafter specified;

              WHEREAS, Novartis and/or its Affiliates own registered trademarks, patents and know-how exclusively related to the Product in the Territory and they are willing to grant Purchaser certain rights to such intellectual property as set forth herein and in the License Agreement;

              WHEREAS, Novartis owns certain know-how and technology related to the Product and Drug Substance and is willing to grant a license to such know-how and technology to Purchaser as set forth in the License Agreement; and

              WHEREAS, Novartis is willing to provide certain services involving the supply of the Product and Drug Substance in the Territory and certain other assistance for a Transition Period (as defined below) as set forth in this Agreement and the Supply Agreement.

              NOW, THEREFORE, the Parties hereby agree as follows:

1.	Definitions and Interpretation

1.1	Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

“Accounting Standards” means the IFRS (International Financial Reporting Standards) as generally and consistently applied throughout Novartis’ organisation.

“Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and that does not necessarily have a causal relationship with the treatment. An adverse event can therefore be any unfavourable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal product, whether or not related to the medicinal product.

“Affiliate” means, with respect to a Party, any Person that directly or indirectly controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control”, “controls” or “controlled” shall mean direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation, or the ability to cause the direction of the management or policies of a corporation or other entity, or as otherwise set forth in the applicable International Financial Reporting Standards, as amended from time to time. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by Law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“Assumed Liabilities” shall have the meaning set forth in Clause 4.1.

“Books and Records” means all books, records, files, reports, plans and operating records in any form, in each case to the extent related to the Product, the Drug Substance, the Licensed Assets and/or the Transferred Assets in the Territory and in the possession or control of and reasonably accessible to Novartis as at the Closing Date.

“Business” means the right to develop, sell, market, distribute and commercialize the Product in the Territory in the Field and to manufacture or have manufactured the Product for the use in the Field for the Territory.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

“Business Day” means a day (other than a Saturday, Sunday or a public holiday) on which the banks are open for business in Basel, Switzerland and Toronto, Ontario, Canada.

“Closing” or “Closing Date” means the date first written above, subject to the provisions of Clause 10.

“Commercial Information” means ***

“Confidentiality Agreement” means the confidentiality agreement which Merus Labs International Inc., an Affiliate of Purchaser and Novartis executed and delivered on January 18, 2012.

“Data Room” shall mean the electronic and hard copy data rooms that Novartis established to permit Purchaser to conduct due diligence relating to the transactions contemplated by the Agreement and as such data room exists at the Closing Date the table of contents of which is listed on Annex 10 to this Agreement.

“Domain names” means the following internet domain names and the websites located at such domain names: (1) darifenacin.ch, emselex.ch, emselex.de and (2) emselex.ca, darifenacin.de, enablex.de, enablex.ch and emselex.co.uk; it being understood and acknowledged by the Parties, however, that although the domain names listed in (2) shall be included as a Transferred Asset and assigned to Purchaser hereunder, they shall be expressly excluded from any other representations or warranties of Novartis hereunder that are applicable to the Domain Names listed in (1).

“Domain Name Assignment Documents” shall have the meaning set forth in Clause 10.8.

“Drug Substance” means the active ingredient(s) darifenacin hydrobromide contained in the Product, having the chemical structure set forth in Annex 4.

“Excluded Assets” shall have the meaning set forth in Clause 2.2.

“Excluded Liabilities” shall have the meaning set forth in Clause 4.2.

“Field” means use in the treatment of overactive bladder in humans.

“Force Majeure” means any event which is beyond the reasonable control of the Party affected, including but not limited to the following events: earthquake, storm, flood, fire or other acts of nature, epidemic, war, riot, public disturbance, strike or lockouts, government actions, terrorist attack or the like.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

“Governmental Entity” means any court, agency, authority, department, legislative or regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member or quasi-governmental authority or self-regulatory organization of competent authority.

“Indemnified Party” shall have the meaning set forth in Clause 15.3.

“Indemnifying Party” shall have the meaning set forth in Clause 15.3.

“Inventory” means all stock of raw materials, Drug Substance and/or Product that are solely and specifically related to (and for use in) the Business and that are maintained, held, or stored by or on behalf of Novartis and/or its Affiliates for use in the Field and in the Territory.

“Irrevocable Letter of Credit” shall mean that certain irrevocable and unconditional standby letter of credit from a reputable banking institution a draft of which shall have been delivered to Novartis no later than five (5) days prior to Closing and the final executed version of which shall be delivered to Novartis at Closing pursuant to Clause 9.2.

“Know-How” means all existing and available technical information, know-how and data, including ***

“Law” means any statute, law, ordinance, requirement, regulatory rule, code or order of a Governmental Entity.

“Letter of Intent” means the letter of intent executed and delivered by Merus Labs International Inc. and Novartis dated June 1, 2012.

“Liabilities” means any and all debts, liabilities, responsibilities, commitments, expenses and obligations, of any nature or kind whether accrued or fixed, known or unknown, absolute or contingent, matured or not, determined or determinable or otherwise, and whether due or to become due including product liability, and, more generally, any liability arising under any Law, action or governmental order and any liability arising under any contract or undertaking.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

“License Agreement” means the license agreement to be signed in connection with this Asset Purchase Agreement.

“Licensed Assets” means the Books and Records, Commercial Information, Medical Information (in each case that does not constitute Transferred Assets), Know How and Manufacturing Technology and that is related to the commercialization and/or manufacture of the Product and/or Drug Substance in the Field in the Territory and in each case that is in existence and owned by Novartis and/or its Affiliates or in which Novartis and/or its Affiliates have a right to license as of the Closing Date.

“Loss” means any and all direct losses, including but not limited to damages, internal and external costs and expenses including reasonable attorney’s fees and expenses in connection with any action, suit or proceeding, whether involving a Third Party claim or a claim solely between the Parties.

“Manufacturing Technology” means ***

“Marketing Authorizations” or “MAs” means the marketing authorizations or any equivalent regulatory approvals listed in Annex 3 for the Product in the Territory.

“Marketing Authorization Data” means the existing and available dossiers containing the relevant Know-How used by Novartis and/or its Affiliates to obtain and maintain the Marketing Authorizations.

“MA Transfer Date” means, in relation to each country of the Territory, the date upon which the relevant Regulatory Authority approves and notifies the Marketing Authorization naming the Purchaser or the Purchaser’s Affiliate or designee as the marketing authorization holder.

“Medical Information” means any medical or clinical information related to the Product and/or Drug Substance in the Territory and in the Field including clinical and technical matters, such as therapeutic uses for the approved indications, safety information, drug-disease information, and other product characteristics.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

“Net Receivables” shall have the meaning set forth in Clause 2.2(c).

“Novartis” shall have the meaning set forth in the Preamble.

“Novartis Policies” shall mean the policies and procedures of Novartis listed in Annex 9.

“Party” and “Parties” shall have the meanings set forth in the Preamble.

“Patent Assignment Documents” shall have the meaning set forth in Clause 10.7.

“Patents” means the patents and patent applications relating to the Product which have been granted to or are owned by Novartis and/or its Affiliates in any country of the Territory as listed in Annex 2 and to the invention(s) disclosed therein (collectively the “Invention(s)”) and any corresponding patent applications thereto in the Territory, including any priority and parent applications thereto, along with an assignment of rights to any substitutions, continuations, continuations-in-part, extensions, divisionals, reissues, re-examinations, confirmations, revalidations, registrations, patents of addition, supplementary protection certificates and disclaimers thereto and any letters patent and registrations that may issue, have issued, be granted or results therefrom for the Invention(s) and any and all rights of priority resulting from the filing of the above-identified applications, the said corresponding applications and any previously filed applications in respect of the invention(s) under international conventions, treaties or otherwise.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

“Phase 1 Period” means the period, on a country-by-country basis, from the Closing Date until the earlier of:

(a)	***

(b)	***

“Phase 2 Period” means the period, on a country-by-country basis, from the MA Transfer Date until the earlier of:

(a)	***

(b)	***

“Product” means the product, that includes the Drug Substance as the sole active ingredient and that is marketed and sold by Novartis and its Affiliates under the Trademarks and the Marketing Authorization(s) in the Territory and in the Field as of the Closing Date.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

“Purchase Price” shall have the meaning set forth in Clause 9.1 below.

“Purchaser” shall have the meaning set forth in the Preamble.

“Regulatory Authority” means any governmental agency or authority responsible for granting Marketing Authorizations, including, any licenses or permits required for manufacturing, storage, import/export, transport, promotion for the Product or overseeing those activities and any successor entity thereto, and any corresponding national or regional regulatory authorities.

“Restated Asset Purchase Agreement” means the Amended and Restated Asset Purchase Agreement entered into between *** and Novartis International Pharmaceuticals Ltd. and Novartis Pharma AG dated 17 March 2003.

“Supply Agreement” means the supply agreement for the Product and the Drug Substance as the case may be which the Parties have signed in connection with this Asset Purchase Agreement.

“Swiss Code of Obligations” means the Swiss Code of Obligations of March 30, 1911, as amended from time to time.

“Tender” means the supply of Product to governments, hospitals and pharmacies through tender offers.

“Territory” means the countries listed in Annex 8.

“Third Party” means any Person other than a Party or any Affiliate of a Party.

“Third Party Agreements” means the existing agreements between Novartis and/or its Affiliates on the one hand and third parties on the other hand at the time of the Closing related to the Business listed as third party agreements that are identified in Annex 6.

“Third Party Claim” means a Claim made against any person entitled to indemnification under this Agreement by any person who is not a party to this Agreement.

“TM Assignment Documents” shall have the meaning set forth in Clause 10.6.

“Trademarks” means the registered trademarks in the Territory as listed in Annex 1, including all goodwill associated therewith.

“Transferred Assets” shall have the meaning set forth in Clause 2.1.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

“Transferred Property” means any Know-How, Patents, Trademarks, Domain Names, Books and Records, Commercial Information and Medical Information (and any and all intellectual property rights in the foregoing) in each case to the extent relating exclusively to the Product and/or Drug Substance in the Territory and in the Field and that is in existence and owned by Novartis and/or its Affiliates as of the Closing Date.

“Transition Period” means the period, on a country-by-country basis, from the beginning of the Phase 1 Period until the end of the Phase 2 Period but no longer than ***

“Transition Services” shall have the meaning set forth in Clause 6.

“Warranty Claim” shall have the meaning set forth in Clause 12.2.

1.2	Interpretation. In this agreement unless otherwise specified:

	(a)	“includes” and “including” shall mean respectively includes and including without limitation;

	(b)	a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;

	(c)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(d)

the Annexes and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Annexes and attachments;

	(e)	the headings in this Agreement are for information only and shall not be considered in the interpretation of this Agreement;

	(f)	general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

	(g)	any reference to "writing" or "written" includes faxes and any legible reproduction of words delivered in permanent and tangible form (but does not include email); and

(h)

the Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favour of or against any Party by reason of the extent to which any Party participated in its preparation.

2.	Sale and Transfer of Assets

2.1

Sale of Assets. Novartis shall, or shall cause its Affiliates to, with effect as of the Closing Date, sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase from Novartis and its Affiliates, all of Novartis’ and its Affiliates’ rights, titles, and interests in and to the following assets solely to the extent that they relate to the Product in the Territory in the Field (“Transferred Assets”):

	(a)	the Marketing Authorizations;

	(b)	the Marketing Authorization Data;

	(c)	the Transferred Property; and

	(d)	those Third Party Agreements that are assigned by Novartis to Purchaser pursuant to Clause 11 below.

2.2	Excluded Assets. Notwithstanding Clause 2.1, Novartis shall not sell, transfer, or convey to Purchaser, and Purchaser shall not purchase and acquire the following (“Excluded Assets”):

	(a)	Subject to the license rights granted to the Purchaser in the License Agreement and the Supply Agreement, the Licensed Assets;

	(b)	the name “Novartis”, “Ciba-Geigy” or “Sandoz”, or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto;

(c)

the accounts receivable and the accounts payable including accruals, pre-paid expenses and any cash or cash equivalents of Novartis or any of its Affiliates relating to the Business, the Products or the Transferred Assets for the period prior to the Closing Date (“Net Receivables”);

	(d)	any real property or leaseholds (together with all fixtures and fittings related to any property), physical plant, machinery, equipment, motor vehicles or office equipment;

	(e)	any rights or assets belonging to the generic business of Sandoz (which is the generic division of Novartis), or any of its successors, containing the Drug Substance;

	(f)	any rights or assets belonging to the over the counter business (which is a division of Novartis), or any of its successors, containing the Drug Substance;

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

(g)	any rights or assets belonging to the business of Alcon (which is a division of Novartis), or any of its successors, containing any of the Drug Substance;

(h)	any rights or assets belonging to Novartis Vaccines and Diagnostics (which is a division of Novartis) or any of its successors, containing the Drug Substance;

(i)

any rights or assets outside the Field which shall include, for the avoidance of doubt any rights outside the human pharmaceutical field (including but without limitation, the use of the Drug Substance in the veterinary pharmaceutical field);

(j)

any domain names containing the word “Enablex” or “Emselex” followed by a generic top-level domain name or by a designation of a geographic locations outside the Territory and the websites located at such domain names;

(k)	subject to section 2.4., any rights for countries outside the Field and/or Territory for the respective Product;

(l)	any rights under Novartis’ insurance policies or self insurance which are related to the Business; and

(m)

originals of books and records that Novartis and its Affiliates are required to retain pursuant to any Law; provided however, that (i)Novartis and its Affiliates, as applicable shall provide copies (redacted to the extent necessary to remove any confidential information not related to the Business, Product or Drug Substance in the Territory) of such books and records to the extent related to the Business, Product or Drug Substance in the Territory upon the Purchaser’s reasonable request and (ii) Novartis and its Affiliates, as applicable, may destroy such books and records in accordance with their prevailing records retention procedures to the extent such books and records are no longer required to be retained by Law so long as Novartis and its Affiliates have previously provided copies of such books and records to the Purchaser pursuant to clause (e) of this Clause 2.2(i); and

(n)	any Inventory (except as provided in this Agreement and the Supply Agreement).

2.3

Sale of Inventory. Purchaser shall purchase (or shall cause its Affiliates to purchase) the Inventory in separate transactions in accordance with the terms and conditions contained in the Supply Agreement. It is agreed and understood by and between the Parties that the Purchase Price does not include the Inventory.

2.4	Use of Transferred Assets. ***

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

3.	Grant of Licenses

3.1

Licenses. Under the terms and conditions of the License Agreement, Novartis shall or shall cause its Affiliates to grant to Purchaser, the licenses specified therein effective upon the Closing Date. The entire consideration for the licenses shall form part of this Agreement (including the Purchase Price and transfer of assets) and the licenses shall be fully paid-up and royalty-free.

4.	Assumed Liabilities and Excluded Liabilities

4.1

Assumed Liabilities. Subject to the terms of the Supply Agreement and Clause 14.7 of this Agreement, effective as of the time of the Closing, Purchaser shall assume, be responsible for and pay, perform and discharge when due, and, if necessary, reimburse Novartis for the following (collectively “Assumed Liabilities”):

	(a)	***

	(b)	any other Liabilities specifically related to the Licensed Assets, the Business or Transferred Assets arising after the Closing Date.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

4.2	Excluded Liabilities. *** (“Excluded Liabilities”).

5.	Obligations of the Purchaser

5.1

Transfer of Marketing Authorizations. Purchaser shall file, or shall cause its Affiliate or designee to file, or, if required by applicable Law, Novartis, its Affiliate or designee, shall file applications for the transfer of the Marketing Authorizations (“MA”) for the Product in each country of the Territory as soon as practicable and in any event within nine (9) months from the Closing Date. *** Such plan shall include all requirements and action plans necessary, to obtain approval of the Marketing Authorization transfer by the Regulatory Authorities in each country in the Territory (including but not limited to the establishment of the Purchaser’s Affiliate or local agent, requirements for Certificate of the Pharmaceutical Product, Regulatory Authority inspections and a list of documents to be provided by Novartis). Purchaser shall provide Novartis with the status of the progress of each Market Authorization Transfer *** until all Marketing Authorizations are transferred.

5.2

Transfer of Manufacturing. Purchaser shall obtain promptly after the Closing Date, all approvals necessary from the Regulatory Authorities to manufacture the Product and the Drug Substance independently from Novartis. Purchaser shall assume its own manufacturing (or sourcing from a Third Party) of the Drug Substance and the Product, immediately upon transfer of the Marketing Authorization on a country-by-country basis, ***

5.3	***

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

6.	Transition Services provided by Novartis

6.1

Transition Services. During the Transition Period, Novartis and its Affiliates shall provide the following transition services (“Transition Services”) to the Purchaser and/or its Affiliates in the Territory during which time Purchaser covenants to comply with the Novartis Policies to the extent applicable:

(a)

importing, distributing, supplying and invoicing customers for the Product in the Territory during the Phase 1 Period and continuing pricing and reimbursement for the Product during the Phase 1 Period ***

	(b)	supplying the Product to the Purchaser in accordance with the Supply Agreement during Phase 2;

(c)

providing Purchaser with all existing and available regulatory documentation concerning the Product in the Field, on an “as is” basis and that is owned or controlled by Novartis and reasonable general assistance for (but not to undertake) the transfer of the Marketing Authorizations;

(d)

providing Purchaser with that documentation owned or controlled by Novartis in the Field describing the manufacturing process in detail as disclosed in the Data Room and reasonable general technical advice for the transfer of the manufacturing process of the Product and the Drug Substance;

(e)

for all work deemed over and above that described in subparagraph (c) above, upon reasonable written request from Purchaser, and at Purchaser's expense, providing regulatory assistance to facilitate the transfer of the Marketing Authorizations from Novartis and/or its Affiliates; and

(f)

for all work deemed over and above that described in subparagraph (d) above, upon reasonable written request from Purchaser and subject to the agreement of Novartis (such agreement not to be unreasonably withheld), and at Purchaser’s expense, providing reasonable technical assistance in order to facilitate the assumption by Purchaser or its Affiliates of the manufacturing of the Products (including the Drug Substance). For clarity and where applicable, Novartis and/or its Affiliates shall be responsible for signing any required documents and consents to affect transfers of said Marketing Authorizations.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Notwithstanding the above, Novartis hereby reserves the right and may in its sole discretion charge Purchaser or Purchaser’s Affiliates for any Transition Services that Novartis considers to be onerous from an effort and/or cost perspective.

6.2

Transition Period. It is agreed and understood by and between the Parties that Novartis shall only provide the Transition Services in the Territory until the end of the Transition Period *** from the Closing Date.

7.	Maintenance of Marketing Authorizations Pending Completion of Transfer

7.1	Maintenance. Until completion of the transfer of the Marketing Authorizations to Purchaser (or its Affiliates or designee), but for no longer than ***

(a) Novartis shall use its commercially reasonable efforts to maintain the Marketing Authorizations;

(b)

Novartis shall continue to remain responsible for, at its sole expense, pursuing those on-going variations and renewals which are pending at the Closing Date or withdraw them if mutually agreed to by Novartis and the Purchaser provided that Novartis shall pursue such which are required by the applicable Law. ***

(c)

Novartis shall not be required to initiate any additional variations or amendments, except in the event they are indispensable for the continuation of the Business and only then upon Purchaser’s written request.

7.2

Responsibility. For the avoidance of doubt, Novartis does not warrant and shall not be responsible and shall have no liability in this regard for the successful maintenance or renewal of the Marketing Authorizations after the Closing Date and/or whether or not a variation is successful, except if the Regulatory Authority cancels a Marketing Authorization or refuses its renewal as a result of Novartis’ gross negligence or wilful misconduct. Furthermore, Novartis is not responsible for conducting any studies, including clinical and stability studies, concerning the Drug Substance and/or the Product, which may be requested by the Regulatory Authority or any Governmental Authority after the Closing Date, regardless of whether the MA Transfer Date has occurred or not.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

7.3

Costs. The Purchaser, or its Affiliates, shall bear the Third Party fees levied by the relevant Regulatory Authorities and Governmental Entities and any other relevant costs, (including Novartis’ notarization costs) for (a) the maintenance of the Marketing Authorizations and for the transfer to Purchaser (or its Affiliates) after the Closing; and (b) *** Further the Purchaser, or its Affiliates shall bear any internal costs of Novartis and/or its Affiliates for regulatory support which is above and beyond standard maintenance of the Marketing Authorizations.

8.	Co-operation on Pharmacovigilance and Safety

8.1

Adverse Events. The Parties shall co-operate in good faith with regard to the reporting and handling of Adverse Events in accordance with the applicable Laws and regulations on pharmacovigilance. Purchaser agrees to share safety and adverse event data generated after the Closing Date with Novartis. Novartis shall be responsible for providing said information to its Affiliates and any Third Party to which Novartis has divested the Product in countries outside the Territory in the event such data is necessary for use in any regulatory submission, including 15-day expedited reporting, product registration or dossier outside of the Territory for the approval and maintenance of any product (including over-the-counter product) outside the Territory; provided, that Novartis shall modify such data before sharing it to comply with applicable data privacy Laws. The foregoing obligation shall only apply to Novartis for up to *** after Novartis has supplied the last batch of finished product to Purchaser pursuant to the Supply Agreement. Thereafter, it shall be the Purchaser’s responsibility to ensure that the safety and adverse event data required by the applicable Laws and regulations in the Territory is available for any regulatory submission, product registration or dossier in the Territory according to such applicable Laws and regulations.

8.2

Pharmacovigilance Agreement. Following the Closing Date, and in time to ensure that all regulatory requirements are met, the Parties shall enter into a pharmacovigilance agreement, which template is attached hereto as Annex 7.

9.	Purchase Price and Payment of Purchase Price

9.1

Purchase Price. The purchase price for the Transferred Assets and provision of the licenses under the License Agreement shall be the sum of sixty-three million United States Dollars (USD $63,000,000.00), exclusive of any applicable VAT as defined in the Letter of Intent (“Purchase Price”) and is non-refundable.

9.2

Payment Schedule. At the Closing Date, Purchaser shall pay to Novartis forty-three million United States Dollars (USD$43,000,000.00) minus any Exclusivity Payments (the “Exclusivity Payment” and the “Second Exclusivity Payment”) as defined in the Letter of Intent paid by Purchaser to Novartis prior to the Closing Date and which are to be credited to the Purchaser against the Purchase Price as per the Letter of Intent. The Purchase Price shall be paid by the Purchaser free and clear of, and without deduction for withholdings and taxes by wire transfer into bank accounts to be specified by Novartis and the remaining twenty million United States Dollars (USD$20,000,000.00) shall be paid to Novartis on the first anniversary of the Closing Date, said amount to be secured by Purchaser by way of the Irrevocable Letter of Credit in favor of Novartis which shall be delivered to Novartis at Closing. Any costs associated with the Irrevocable Letter of Credit shall be borne by the Purchaser. Novartis shall provide the Purchaser in writing with the required bank account information at least three (3) Business Days prior to the date such payment is required to be made.

9.3	Taxes.

(a)

Purchaser shall bear any transfer tax imposed in the Territory in connection with the transactions contemplated in this Agreement and shall make any corresponding tax declarations in the Territory that may be required.

(b)

Each Party shall be responsible for any tax obligations of its own due to this Agreement (including income tax and capital gains tax). Neither Party shall have any obligation towards the other Party in case that the other Party fails to fully comply with its tax obligations.

(c)

For all tax purposes, both Parties agree to report the transactions contemplated by this Agreement in a manner consistent with its terms and to not take any position inconsistent therewith in any tax return, refund claim, litigation, or otherwise.

(d)

Each of Novartis and the Purchaser will reasonably assist each other, each at its own expense, with such information and assistance, and provide reasonable additional information and explanations relating to the Transferred Assets as is necessary for the filing of tax returns and for the prosecution or defence of any Claims with respect to taxes.

10.	Closing

10.1

Closing Date. Upon the terms and subject to the conditions of this Agreement, the transfer of the Transferred Assets and the assumption of the Assumed Liabilities shall take place on the Closing Date at Novartis offices in Basel.

10.2

Confirmation of Payment. At the Closing, Purchaser shall deliver to Novartis the written confirmation, in a form reasonably satisfactory to Novartis, of payment of the first portion of the Purchase Price, (being forty-three million United States Dollars (USD$43,000,000.00) less any Exclusivity Payments made pursuant to the Letter of Intent) as set out in Clause 9.2 of this Agreement.

10.3	Confirmation to Affiliates. Within thirty (30) days of Closing, Novartis shall deliver to Purchaser a copy of instructions by Novartis to its pertinent Affiliates by which Novartis instructs them to:

	(a)	agree with the Purchaser how and when to transfer to Purchaser or its Affiliates or designees:

(i) Marketing Authorization Data which are in Novartis’ or its Affiliates’ possession; and

(ii) the Marketing Authorizations (by way of an appropriate submission to the relevant Regulatory Authorities); and

	(b)	otherwise co-operate with the Purchaser to facilitate the smooth implementation of this Agreement.

10.4

Insurance. Title and risk of loss or damage to the Transferred Assets shall pass to the Purchaser on the Closing Date at the place established for Closing in Clause 10.1. As of the Closing Date, the Transferred Assets shall cease to be insured by Novartis’ insurance policies or by Novartis’ self-insurance, as the case may be, and the Purchaser shall have no right or obligation with respect to any such policy.

10.5

Documents to be Delivered on the Closing Date. On the Closing Date, in addition to the Irrevocable Letter of Credit contemplated by Clause 9.2 and those documents contemplated by Clauses 10.6, 10.7 and 10.8, the Parties shall execute and deliver the following documents:

	(a)	the Licence Agreement; and

	(b)	the Supply Agreement.

10.6

Transfer of Trademarks. At Closing, Purchaser shall prepare and deliver to Novartis a draft assignment document for the transfer of the Trademarks from Novartis or its Affiliates to Purchaser in the Territory (the “TM Assignment Documents”) in the form attached at Annex 12. Upon receipt of such TM Assignment Documents by Novartis, Novartis or its relevant Affiliate and Purchaser will promptly complete and execute the TM Assignment Documents and Purchaser shall be responsible for filing the TM Assignment Documents with the relevant trademark registries at its sole cost and expense, including all filing costs and external fees. Novartis’ sole obligation with regards to the transfer of the Trademarks will be to properly execute the TM Assignment Documents and any other documents required to register the transfer of the Trademarks in the Territory and to assist with related formalities and to give effect to the rights granted herein and/or to cause its Affiliates to do same. This Clause 10.6 shall survive Closing.

10.7

Transfer of Patents. At Closing, Purchaser shall prepare and deliver to Novartis a draft assignment document for the transfer of the Patents from Novartis or its Affiliates to Purchaser in the Territory (the “Patent Assignment Documents”) in the form attached at Annex 13. Upon receipt of such Patent Assignment Documents, Novartis or its relevant Affiliate and Purchaser will promptly complete and execute the Patent Assignment Documents and Purchaser shall be responsible for filing the Patent Assignment Documents with the relevant patent registries at its sole cost and expense, including all filing costs, and external fees. Novartis’ sole obligation with regards to the transfer of the patents will be to properly execute the Patent Assignment Documents and any other documents required to register the transfer of the Patents in the Territory and to assist with related formalities and to give effect to the rights granted herein, including but not limited to any rights under the Canadian Patented Medicines (Notice of Compliance) Regulations and/or to cause its Affiliates to do same. Patents contained in Schedule 1 of Annex 2 shall be assigned to the Purchaser and Patents contained in Schedules 2 and 3 of Annex 2 shall be assigned to an Affiliate of the Purchaser as directed by the Purchaser. This Clause 10.7 shall survive Closing.

10.8

Transfer of Domain Names. At Closing, Purchaser shall prepare and deliver to Novartis a draft assignment document for the transfer of the Domain Names from Novartis or its Affiliates or friendly third party in Canada to Purchaser in the Territory (the “Domain Name Assignment Documents”) in the form attached at Annex 14. Upon receipt of such Domain Name Assignment Documents, Novartis or its relevant Affiliate or friendly third party in Canada and Purchaser will promptly complete and execute or have completed and executed the Domain Name Assignment Documents. Novartis, its Affiliate or he current Novartis administrator of the Domain Name shall be responsible for filing the requisite requests and any required Domain Name Assignment Documents with the relevant domain name registrar at its sole cost and expense, including all filing costs, and external fees. Novartis shall assist with related formalities to give effect to the rights granted herein and/or to cause its Affiliates and/or friendly third party in Canada to do same. This Clause 10.8 shall survive Closing.

11.	Third Party Agreements

11.1	Assignment of Third Party Agreements.

(a)

Novartis shall assign to Purchaser, and Purchaser shall accept the assignment of, the rights and obligations of Novartis or any of its Affiliates related to the Product under each Third Party Agreement listed in Section 1 of Annex 6 (including, where appropriate, Third Party Agreements originally entered by Sandoz Ltd (“Sandoz”) or Ciba-Geigy Ltd (“Ciba-Geigy”) and of which Novartis is the legal successor), prior to the transfer of the Marketing Authorization in the country in the Territory to which such Third Party Agreement relates or at such other time as the Parties may mutually agree but in no event later than the end of the Phase I period for the respective Territory. The form and substance of the assignment and assumption agreements shall be mutually agreed to by the Parties. Where Novartis requires the prior written consent of a Third Party in order to assign such Third Party Agreement, Novartis shall use commercially reasonable efforts to obtain such consent but shall be under no obligation to assign such Third Party Agreement to the Purchaser in the event that such consent is not forthcoming.

(b)

In the event that consent is not obtained, Novartis shall remain as the contracting party under such Third Party Agreements for their duration (the “Non-Assignable Agreements”) provided that Novartis shall be entitled to terminate the Third Party Agreement as soon as practicable. Novartis, as the contracting party under said Non-Assignable Agreements, and the Purchaser will cooperate in a mutually agreeable arrangement under which the Purchaser will obtain the benefits and assume the obligations of the Non-Assignable Agreements in accordance with this Agreement, including sub-contracting, sub-licensing or sub-leasing to the Purchaser or whereby the Purchaser shall, as Novartis’ agent, perform and discharge all outstanding obligations and liabilities of Novartis (or as applicable, Novartis’ Affiliates) under the Third Party Agreement, or under which Novartis would enforce for the benefit of the Purchaser any and all rights of Novartis against a Third Party thereto, with the Purchaser assuming any liabilities of Novartis.

(c)

Where Purchaser assumes any obligations under a Third Party Agreement, the Purchaser shall indemnify Novartis against any actions, proceedings, liabilities, losses, costs, demands or claims Novartis may incur arising out of the Purchaser’s failure to do so.

11.2

Termination of Third Party Agreements. Subject to the conditions set forth in the relevant Third Party Agreement and upon receipt of the Purchaser’s written request, Novartis shall terminate after the Closing Date any relevant Third Party Agreement not assigned to the Purchaser as provided in Clause 11.1, as soon as reasonably practicable.

11.3

Assignment or Termination of Parts of a Third Party Agreement. Where only part of a Third Party Agreement relates to the Product(s) sold to Purchaser under this Agreement or where such Third Party Agreement is not exclusively related to the Product then nothing in this Agreement shall oblige Novartis to assign such Third Party Agreement to the Purchaser and Novartis shall remove the Product from the scope of the Third Party Agreement as soon as practicable after the Closing Date, unless otherwise agreed in writing between the Parties.

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

11.4

Tenders. Where feasible, as Novartis shall in its sole discretion decide, the Tenders will be treated in the same manner as the Third Party Agreements (as appropriate). The Parties will cooperate to ensure (where feasible) an efficient transfer to Purchaser of the Tenders outstanding as of the Closing Date or that are issued during the Transition Period with the aim of continuing the supply of the Products through the Tenders.

11.5	Restated Asset Purchase Agreement.

(a)	The Purchaser acknowledges that Novartis acquired certain rights to the Product from *** pursuant to the Restated Asset Purchase Agreement. Pursuant to ***

(b)	***

(c)

The Parties further acknowledge that the countries France, Italy and Spain (being the Major EU Countries where Novartis has not launched the Product) are not included in the definition of the “Territory” and accordingly Novartis does not, whether under this Agreement or otherwise, transfer any rights in the Product in these countries to Purchaser. Notwithstanding the foregoing, through the EMEA centralized regulatory approval process, EMEA Approval of the Product (as defined in the Restated Asset Purchase Agreement) in these three countries has been obtained and will be automatically transferred to the Purchaser as a result of the transfer of the EMEA approvals in the Territory.

(d)	***

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

(e)	***

12.	Novartis’ Representations and Warranties

12.1	Representations and Warranties. Novartis, on its own behalf and on behalf of its Affiliates, warrants that as at the Closing Date, and except as disclosed in Annex 5:

(a)

Novartis is a corporation duly organized and existing under the Laws of its country of incorporation and this Agreement has been duly and validly executed and delivered by Novartis and, when duly authorized, executed and delivered by Novartis, will constitute a legal, valid, binding and enforceable obligation of Novartis, subject to equitable remedies and bankruptcy;

(b)

Novartis and/or their Affiliates (as applicable) are the legal and beneficial owners of and has the entire right, title and interest in the Transferred Assets free and clear of all liens, charges and encumbrances;

(c) To Novartis’ reasonable knowledge and belief after due inquiry, and assuming Purchaser’s representations and warranties contained in Clause 13.1(a) are true and correct, ***

(d)

(i) To Novartis’ reasonable knowledge and belief after due enquiry, the Trademarks set forth in Schedule 1 of Annex 1, Domain Names, granted Patents set forth in Schedules 1 and 2 of Annex 2 and those supplementary protection certificates set forth in Schedule 1 of Annex 2 are valid, enforceable and in good standing. (ii) Further, to Novartis’ reasonable knowledge and belief, after due enquiry, there is no material litigation pending or threatened by or against Novartis or its Affiliates in the Territory, relating to or arising out of the Business, the Product, the Drug Substance, the Transferred Assets, the Licensed Assets or the Know How, Patents, Trademarks or Domain Names. Material litigation means any court proceeding, arbitration, mediation or proceeding before any administrative body, Government Entity or Regulatory Authority;

(e)

to Novartis’ reasonable knowledge and belief, after due enquiry, there are no infringements by any third party of any of the Transferred Assets or the Patents, Trademarks, Domain Names or Licensed Assets in any of the countries in the Territory;

(f)	Novartis has paid or accrued in its accounts all applicable taxes related to the Transferred Assets and Licensed Assets prior to the Closing Date;

(g)	to Novartis’ reasonable knowledge and belief, after due enquiry, the Marketing Authorizations are in force to the extent required by applicable Law;

(h)	to Novartis’ best knowledge and belief after due inquiry, Novartis has not withheld from Purchaser any material information concerning the Transferred Assets, the Licensed Assets and the Business; and

(i)

the Books and Records are true and correct and present fairly and disclose in all material respects the financial position of the Business and all material financial transactions of Novartis relating to the Business have been accurately recorded in such books and records and, to the extent possible, such books and records have been prepared in accordance with generally accepted Accounting Standards consistently applied and there has been no material adverse effect or event in respect of the Business.

12.2

Save as provided for under Clause 14.8 (a) hereinafter, the Purchaser's statutory inspection and notice obligations under section 201 of the Swiss Code of Obligations and the statutory time limits for warranty (pursuant to section 210 of the Swiss Code of Obligations) are herewith expressly waived.

12.3

Disclosures. Novartis shall not be liable for a breach of the warranties (each a “Warranty Claim”) if the subject matter giving rise to the Warranty Claim has been disclosed to the Purchaser in Annex 5 or the Data Room.

12.4

Disclaimer. Except as provided for in this Clause 12 and any survival provisions in this Agreement or as provided for in the License Agreement or Supply Agreement, Novartis makes no representations, extends no warranties of any kind, either express or implied, and assumes no responsibility after Closing whatsoever in respect of the Business, the Transferred Assets, the manufacture, marketing, promotion, distribution, sale and use of the Product or the Drug Substance, and the Licensed Assets.

12.5	Adequacy of Information. Purchaser acknowledges and agrees that:

	(a)	it has been furnished with or given adequate access to the information about the Business as it has requested;

(b)

it has carried out an appropriate due diligence concerning the information given by Novartis in the Data Room on the Business and is taking full responsibility for making its own and independent evaluation of the Business in light of the information provided in the Data Room; and

	(c)	Novartis makes no warranty with respect to the accuracy and completeness of any estimates, projections, forecasts, plans, or budgets provided by Novartis to Purchaser.

13.	Purchaser’s Representations and Warranties And Covenants

13.1	Representations and Warranties. Purchaser, on its own behalf and on behalf of its Affiliates, warrants to Novartis that as of the Closing Date:

(a)

Purchaser is a well-established and licensed pharmaceutical company which, together with its Affiliates and third party service providers, has the necessary technical and commercial resources and expertise to take over from Novartis the Business in each country of the Territory (at least to the extent as conducted by Novartis in each of the countries as of the Closing Date) under the terms, conditions, and timelines contained in this Agreement, the License Agreement and the Supply Agreement;

(b)

Purchaser is not and has not been (and has no Affiliates that are or have been) subject to any litigation by customers or investigation by local and/or regulatory authorities which would negatively impact a smooth transfer of the Business to Purchaser and its Affiliates;

	(c)	There is no suit, action, investigation or proceeding pending or threatened against the Purchaser, that challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement;

(d)

Purchaser has carried out an analysis whether any anti-trust approvals or notifications from the relevant merger control authorities are required in connection with the transaction contemplated by this Agreement and has, based on its own operations and information in the Data Room, and assuming Novartis’ representations and warranties contained in Clause 12.1(h) and (i) are true and correct, concluded that no such approvals or notifications are required with respect to its own activities;

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

(e)	Purchaser is not aware that any information concerning the Business which Novartis has provided prior to the Closing Date would be untrue or incorrect;

(f)	Purchaser is not aware of any grounds for a valid basis for bringing a Warranty Claim against Novartis under this Agreement; and

(g)

Purchaser is a valid legal entity duly constituted, organized and existing under the Laws of the jurisdiction of its formation and has the capacity to enter into this Agreement and has obtained all required internal approvals from its board of directors, management committee and/or any other internal committee.

13.2

The Purchaser hereby acknowledges and agrees that by the date of filing for the transfer of a Marketing Authorization as described in Clause 5.1 in each of Canada, Switzerland, Croatia and the countries of the European Union within the Territory, it shall have Affiliates or distributors that meet all requisites mentioned in Clause 13.1(a) above.

13.3	***

14.	Indemnification

14.1

Claims. If a Party breaches a representation or warranty (irrespective of whether or not such breach has been caused by such Party’s negligence) or covenant, it shall be liable to the other Party for the Loss caused by such breach, subject to the limitations and other provisions of this Agreement.

14.2	Survival.

(a)

The representations and warranties made by each Party contained in this Agreement shall survive the Closing until the second anniversary of the Closing Date. The covenants and agreements of each Party shall survive the Closing indefinitely. All rights to claim Losses for any breach of any representation or warranty, subject to Clause 14.2(b), shall terminate and expire on, and no action or proceedings seeking damages or other relief for breach of any representation or warranty or for misrepresentation or inaccuracy shall be commenced, after the second anniversary of the Closing Date unless prior thereto there shall have been made with reasonable specificity a written notice describing such claim.

(b)

Notwithstanding the provisions of Clause 14.2(a), the representations and warranties in Clauses 12.1(a), 12.1(b), 12.1(d)(i) and 12.1 (f) shall survive the Closing until such time that Purchaser can no longer pursue a claim under such representations and warranties according to applicable Law and Third Party Claims and actions and proceedings for Losses relating to such Clauses may be brought at any time collectively in accordance with applicable Law (the “Excluded Claims”).

14.3	Limitations.

(a)

Except for the Excluded Claims, which shall be limited to the Purchase Price, the aggregate liability of Novartis for all of Purchaser’s claims based on breach of the representations, warranties or agreements by Novartis and for breach of any other provision of this Agreement shall be limited to ten percent (10%) or with respect to clause 12.1(c) and (d)(ii) to twenty percent (20% of the Purchase Price, minus the accumulated monthly payments paid by Novartis to Purchaser pursuant to Clause 4 of the Supply Agreement.

(b)

Except for the Excluded Claims, which shall be unlimited, Novartis shall not be liable for any claim, unless the amount of the individual claim by Purchaser exceeds three hundred thousand United States Dollars (US$300,000.00) in each particular case. Moreover, Purchaser can assert claims only if the total amount of all claims asserted by Purchaser exceeds the amount of five hundred thousand United States Dollars (US$500,000.00), and only the amount exceeding three hundred thousand United States Dollars (US$300,000.00) shall be recoverable hereunder.

14.4

Reductions. To the extent that any Loss incurred due to the breach of a representation or warranty is compensated by other related benefits, e.g. tax benefits or valid and enforceable claims against third parties, including insurance companies, the liability is reduced accordingly. The respective Party shall use all reasonable efforts to obtain such related benefits. For the avoidance of doubt, the Parties are aware that this will not exclude the possibility that insurance companies may have a right for full or partial recourse against the Party which has breached a representation or warranty.

14.5

Sole Remedy. The provisions of this Clause 14 shall be the sole and exclusive monetary remedy of Purchaser and Novartis for any breach by the other party of a representation or warranty contained in this Agreement.

14.6

Indemnity by Novartis. Subject to the other provisions of this Clause 14, Novartis shall indemnify and hold harmless the Purchaser and its Affiliates and their respective officers, directors, employees and agents (for whom the Purchaser holds such rights in trust) (collectively, the “Purchaser Indemnitees”) from and against all Claims asserted against and Losses incurred by any of them directly or indirectly arising out of or resulting from:

	(a)	any Excluded Liability;

	(b)	without prejudice to Clause 12.2, any breach of a representation or warranty of Novartis in Clause 12.1; and

	(c)	any breach of any covenant of Novartis in the Agreement.

14.7

Indemnity by Purchaser. Subject to the other provisions of this Clause 14, Purchaser shall indemnify and hold harmless Novartis and its Affiliates and their respective officers, directors, employees and agents (for whom Novartis holds such rights in trust) (collectively, the “Novartis Indemnitees”) from and against all Claims asserted against and Losses incurred by any of them directly or indirectly arising out of or resulting from:

	(a)	any Assumed Liabilities;

	(b)	any breach of a representation or warranty of the Purchaser in Clause 13.1; and

	(c)	any breach of any covenant of the Purchaser in the Agreement.

14.8	Third Party Indemnification Procedure. The indemnified party under this Clause 14 (the “Indemnified Party”) shall:

(a) promptly notify the indemnifying party (the “Indemnifying Party”) of any claim or proceeding, or threatened claim or proceeding, which could lead to a Loss;

(b)

permit the Indemnifying Party to take full care and control of the conduct, defence and settlement of such claim or proceeding; provided, however, that the Indemnifying Party shall not compromise or otherwise settle any such claim or proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed;

(c) reasonably assist at the cost of the Indemnifying Party in the investigation and defence of such claim or proceeding;

(d) not compromise or otherwise settle any such claim or proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; and

(e) take all reasonable steps to mitigate any Loss in respect of any such claim or proceeding.

14.9	Adjustments.

(a)

The amount of Loss for which indemnification is provided hereunder shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies or from other third parties with respect to such Loss.

(b)

If any payment due under this Clause 14 is subject to tax, the Indemnified Party shall be entitled to receive from the Indemnifying Party such amounts as will ensure that the net receipt, after tax, is the same as it would have been if the payment was not subject to tax.

15.	[RESERVED]

15.1	[Reserved].

16.	Confidentiality; Press Release; Data, Books and Records

16.1	Confidentiality

(a)	Subject to:

(i)	the exceptions contained in the Confidentiality Agreement; and

(ii)	the requirements of applicable Laws or Regulatory Authority,

Purchaser (and its Affiliates, third party suppliers or distributors) shall keep confidential and not disclose to any third party any confidential information pertaining to the Business and the Transferred Assets, which is received or obtained as a result of entering into or performing this Asset Purchase Agreement, including, know-how concerning the manufacture of the Drug Substance and Product.

(b)

Notwithstanding any provision of this Asset Purchase Agreement or the Confidentiality Agreement, Novartis acknowledges that the Purchaser may have public disclosure obligations and may be required to disclose this Agreement and a summary of the transaction, including the Purchase Price, in its continuous disclosure documents as required by applicable Laws, regulations and rules including any requirements imposed on public companies by applicable security regulators, such as posting any required information on SEDAR or in public disclosure documents provided, however that the Parties agree that the form of redacted version of this Agreement to be so filed or disclosed shall be as agreed by the Parties in Annex 15, subject to revisions as required by a Governmental Entity to be in compliance applicable Law.

16.2

Press Releases. Subject to Clause 16.1 (b). neither Party shall issue any press release, trade announcement or make any other public announcement with regard to the transactions contemplated by this Agreement without the other Party’s prior written consent, which shall not be unreasonably withheld. Where consent is forthcoming, the Parties agree to consult with each other regarding the content of any such press release or other announcement. This aforementioned restriction shall not apply to announcements required by any Regulatory Authority, Governmental Entity or applicable Law provided that in such event the Purchaser shall take into consideration and comply with any requests of Novartis and the Parties shall, to the extent reasonably practicable, coordinate the wordings of any such announcements. Purchaser acknowledges that Novartis shall have the right to disclose a brief summary of the transaction, including the Purchase Price, in its official financial reports. Subject to Clause 16.1(b), at Closing, the Purchaser shall issue a Press Release in the form attached in Annex 11.

16.3	Maintenance of Data and Books and Records. For a period of six years after the Closing Date:

(a)

the Purchaser agrees to retain (and to cause its Affiliates to retain) and make available all data and Books and Records received from Novartis and its Affiliates for inspection and copying by Novartis or its agent at Novartis’ expense, upon reasonable request and upon reasonable notice; provided that such Books and Records shall be made available only to the extent such availability is required by Novartis, an Affiliate or a Third Party to which the Product has been divested or out-licensed in another Territory to comply with a requirement of Law, this Agreement, the License Agreement or the Supply Agreement or to enable Novartis, an Affiliate or a Third Party to defend against, respond to, or otherwise participate in any litigation, investigation, audit process, subpoena, or other proceeding related to the Drug Substance and/or the Product; and

(b)

no such data, and other Books and Records shall be destroyed by the Purchaser without first advising Novartis in writing and giving Novartis a reasonable opportunity, at Novartis’ sole cost, to obtain possession thereof. Novartis will hold, and will use commercially reasonable efforts to cause its officers, directory, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law, all confidential documents and information concerning the Purchaser or the Business provided to it pursuant to this Clause 16.3.-

17.	Miscellaneous

17.1

Governing Law and Jurisdiction. This Asset Purchase Agreement shall be governed by and construed under the Laws of Switzerland, without giving effect to the conflicts of laws provision thereof, and with the exclusion of the Vienna Convention on the International Sale of Goods. Any claim or dispute arising out of or relating to this Agreement that cannot be resolved amicably between the Parties within thirty (30) days after the controversy has arisen shall be subject to the exclusive jurisdiction of the courts located in Basel-Stadt, Switzerland. Each Party irrevocably agrees and consents to the jurisdiction of the courts located in Basel-Stadt, Switzerland and waives any objection it may have to the venue of such courts, including with respect to the convenience of the forum and jurisdiction.

17.2	Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that

(a)

Novartis may assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates, provided that any permitted Novartis assignee shall assume all obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment to a Novartis Affiliate), and no permitted assignment shall relieve the assignor of liability hereunder.

(b)

During the Phase 1 Period, the Purchaser may, with the prior written consent of Novartis which shall not be unreasonably withheld and following completion of the Phase I Period in each of the countries of the Territory, the Purchaser may without the consent of Novartis:

(i)	assign its rights and obligations under this Agreement and this Agreement in its entirety or any part thereof to one or more of its Affiliates;

(ii)

subject to Clause 17.2(c), collaterally assign its rights and obligations under this Agreement and this Agreement in its entirety or any part thereof to one or more financing sources of Purchaser and/or its Affiliates; and

(iii)

assign its rights and obligations under this Agreement and this Agreement in its entirety as part of the sale of all or substantially all of the business or assets of Purchaser to which this Agreement relates, or pursuant to any merger, consolidation, combination, plan of arrangement or reorganization of Purchaser.

(c)

Purchaser may collaterally assign its rights and obligations under this Agreement and this Agreement in its entirety or any part thereof to PDL BioPharma, Inc. without the prior written consent of Novartis. Purchaser shall endeavour to provide 10 days prior written Notice to Novartis in case of such an assignment.

(d)	Any attempted assignment in contravention of the foregoing shall be void.

17.3

Force Majeure. If and to the extent that either Party is prevented or delayed by Force Majeure from performing any of its obligations under this Agreement and promptly so notifies in writing the other Party, specifying the matters constituting Force Majeure together with such evidence in verification thereof as it can reasonably give and specifying the period for which it is estimated that the prevention or delay will continue, then the Party so affected shall be relieved of liability to the other for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use its commercially reasonable efforts to resume full performance thereof.

17.4	Notices. All notices, consents, waivers, and other communications under this Asset Purchase Agreement must be in writing and shall be deemed to have been duly given when:

	(a)	delivered by hand (with written confirmation of receipt);

	(b)	sent by fax (with written confirmation of receipt), provided that a copy is immediately sent by an internationally recognized overnight delivery service (receipt requested); or

(c)

when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by written notice):

If to Purchaser:

Merus Labs Luxco SARL
208, Val des Bons Malades,
Luxembourg L-2121,
The Grand Duchy of Luxembourg
Attn: General Manager
Tel: +352 262 0451, 208
Fax: +352 262 017 13

If to Novartis:

Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel, Switzerland
Attn: Head of BD&L
Fax: +41 61 324 2100

With a copy to:

Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel, Switzerland
Attn: General Counsel
Fax: +41 61 324 7399

17.5

Waiver and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

17.6

Severability. Without prejudice to any other rights that the Parties have pursuant to this Agreement, every provision of this Agreement is intended to be severable. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, which shall remain in full force and effect. The Parties hereto agree to consult each other and to agree upon a new stipulation which is permissible under applicable Law and which comes as close as possible to the original purpose and intent of the invalid, void or unenforceable provision.

17.7

Entire Agreement. This Agreement (together with the License Agreement and the Supply Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

17.8

Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Novartis and Purchaser, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

17.9

Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

17.10

Extension to Affiliates. Novartis shall have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Novartis. Novartis shall remain liable for any acts or omissions of its Affiliates.

17.11

Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable Law.

17.12

English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

17.13

Counterparts. This Agreement may be executed in two or more counterparts, whereby the exchange of dated and signed PdF copies is considered to meet the written form requirement of section 13 Swiss Code of Obligations. Each such counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow.]

            IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Closing Date.

NOVARTIS PHARMA AG

By:     "signed"

Name: ______________________________

Title:   ______________________________

By:     "signed"

Name: ______________________________

Title:   ______________________________

MERUS LABS LUXCO SARL

By:     "signed"

Name: ______________________________

Title:   ______________________________